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                               EXHIBIT 99.(C)(4)
                               TO SCHEDULE 14D-1


                            STOCK PURCHASE AGREEMENT


       This Agreement entered into this 18th day of October 1995 between Southwest Title and Trust Company ("Seller") of Oklahoma City, Oklahoma, and Ameribank Corporation ("Purchaser"), of Shawnee, Oklahoma.

       WHEREAS, Seller owns 50,000 shares of the Capital Common Stock of United Oklahoma Bankshares, Inc. (the "Company"); and

       WHEREAS, Seller desires to sell to Purchaser all of the shares of Common Stock of the Company owned by Seller; and

       WHEREAS, this Agreement sets forth the understandings and agreements pursuant to which Purchaser will acquire from Seller such shares of Common Stock of the Company.

       NOW THEREFORE, in consideration of the mutual covenants and other good and valuable consideration recited herein, Seller and Purchaser agrees as follows:

       1. Sale of Stock. Seller hereby sells to Purchaser 50,000 shares of Company's outstanding Common Stock which are now owned by Seller at the Purchase Price (defined herein). The Purchaser agrees to acquire such shares and pay to Seller the Purchase Price.

       2. Purchase Price. The Purchase Price for the shares described above shall be the higher of (i) $.50 per share or (ii) in the event a tender is made for the common shares held by public shareholders within six (6) months from the date hereof, the tender price.

       3. Payment of Purchase Price. After the condition in Section 5 below is satisfied, the Purchaser shall pay in cash the Purchase Price to Seller at the Closing.

       4. Delivery of Shares. On the basis of the terms, representations and agreements and subject to the conditions hereinafter set forth, Seller agrees to convey, transfer and deliver the Common Stock. The Certificates for the shares of stock to be conveyed, transferred and delivered to Purchaser shall be physically present at the closing, duly endorsed in blank and in a form reasonably acceptable to Purchaser. The Certificates shall be free and clear of any liens, mortgages, security interests, encumbrances or charges of any kind.





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       5.     Condition. This sale is not effective, and title to the stock shall not pass from Seller to Purchaser, until formal approval for such transfer has been obtained from the Federal Reserve Board, and any other required regulatory authority.


       6. Termination. This Agreement shall terminate if any of the regulatory authorities or any other regulatory agency disapproves any of the applications required to be filed by the Purchaser with such agency.

       7. Closing. The Closing shall take place at the offices of J. Michael Adcock, 128 N. Broadway, Shawnee, Oklahoma, or at such other place as is mutually agreeable to Purchaser and Seller. The Closing shall occur, unless this Agreement is terminated as provided for herein, at the later of (i) fifteen (15) days after all requisite approvals from regulatory authorities including, to the extent necessary, the Office of the Comptroller of the Currency and/or the Board of Governors of the Federal Reserve System and the Oklahoma State Banking Department are received, and (ii) January 2, 1996.

       8. Notice. Any notice required hereunder shall be given in writing by registered mail and shall be deemed to have been given on the date such notice is posted, with postage prepaid, addressed to the last address of the addressee.

       9. Binding on Assigns. This Agreement shall be binding upon the parties hereto, their successors and assigns.

       10. Governing Law. This Agreement shall be governed by the laws of the State of Oklahoma.

       IN WITNESS WHEREOF, we have set our hands this 18th day of October 1995.

SELLER                                  PURCHASER

SOUTHWEST TITLE AND TRUST               AMERIBANK CORPORATION
COMPANY



By: /s/ Bill Hardy                      By: /s/ D. Wesley Schubert
   ------------------------------          ------------------------------
   Its Executive Vice President            Its Vice President
       --------------------------             ---------------------------





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